Sports Asylum inc.
4575 Dean Martin Drive 2206
Las Vegas, Nevada 89103
August 29, 2014
Jean Arnett
Brad Hargreaves
XC Velle Institute Inc.
121-3989 Henning Drive
Burnaby, BC  V5C 36P8
Canada
Letter Agreement

This letter agreement (the “Letter Agreement”) sets for the basic terms of a transaction whereby Jean Arnett, Brad Hargreaves and XC Velle Institute Inc., a British Columbia corporation (“XC Velle”) (Ms. Arnett, Mr. Hargreaves and XC Velle collectively being, the “Vendors”) will grant to Sports Asylum Inc. (the “Company”) exclusive rights to all inventions, intellectual property, trade secrets, research, development data, know how, manufacturing data, procedures, designs, equipment, reports, drawings, specifications, improvements and blueprints used in and related to the technologies and inventions embodied in and relating to that U.S. Provisional Patent Application Number 62/035.385 ‘System and Method for Treating Diabetes and Related Ailments’ and all future patents, improvements and modifications thereto (collectively, the “Technology”).

The terms of this Letter Agreement are intended to be binding upon the Vendors and the Company.  The terms contained in this Letter Agreement will be incorporated into one or more definitive formal agreements (collectively, the “Formal Agreements”), which formal agreements will, among other things, include reasonable representations and warranties on behalf of the Company and the Vendors, including, but not limited to, representations and warranties on behalf of the Vendors as to their ownership of the Technology free and clear of all claims and with good and marketable title thereto.  The Company and the Vendors shall work together and in good faith to negotiate and enter into the Formal Agreements as promptly as possible from the date hereof.  Upon their execution by the Vendors and the Company, the Formal Agreements shall supersede and replace this Letter Agreement.  However, until such time as the Formal Agreements are executed by the parties or, if no Formal Agreements are executed by the parties, then the provisions of this Letter Agreement shall govern and shall be binding upon the Company and the Vendors.

License Rights

1.
On the Closing Date (which date shall be determined in accordance with Section 10 of this Letter Agreement), the Vendors shall grant to the Company an exclusive worldwide license (the “License”) to market, sell, distribute, use and manufacture the Technology and any and all devices, products, inventions or derivatives thereof (the “License Rights”).

2.
The Company shall have the right to give and grant sublicenses of the License Rights, provided that any and all amounts received by the Company under any sublicense shall be subject to the royalty payments described below.

3.
The Company shall pay to XC Velle a royalty of 1.0% per annum (the “Royalty Rate”) on the Gross Profits from the sale of any products or services derived from the License Rights and any amounts received by the Company from any sublicense of the License Rights.  For purposes of this Letter Agreement, Gross Profits shall mean the revenues of the Company received from the sale of any products or services derived from the License Rights and any amounts received by the Company from any sublicense of the License Rights, less the Company’s costs of such revenue, in each case as determined under United States generally accepted accounting principles by the principal independent accountants for the Company.

4.
The License of the License Rights granted by the Vendors to the Company shall extend for a term of 10 years from the Closing Date (the “License Term”).  The Company shall have the right, exercisable at any time, to extend the License Term for an additional 5 years from the end of the License Term (increasing the License Term to 15 years from the Closing Date) by increasing the Royalty Rate from 1.0% per annu, to 1.5% per annum.  The Company shall have the right to further extend the License Term for a successive 5 years from the end of the License Term as extended above (increasing the License Term to 20 years from the Closing Date) by increasing the Royalty Rate from 1.5% per annum to 2.0% per annum.

Additional Consideration Payable to Vendors

5.	In addition to the Royalty, as additional consideration for the grant of the Licence of theLicense Rights, the Company shall:

(a)
Upon execution of the Formal Agreements, pay to the Vendors the aggregate sum of $100,000 USD (the “Cash Consideration”).  If any of the transactions contemplated in this Letter Agreement or in the Formal Agreements, as the case may be, fail to close for any reason other than the wilful breach by the Vendors of any term of this Letter Agreement or the Formal Agreements, the Vendors shall be entitled to keep the Cash Consideration.

(b)
On the Closing Date, issue to Jean Arnett and Brad Hargreaves non-transferrable options to purchase up to an aggregate of 20,000,000 shares of the Company’s common stock (the “Company Options”) having the following terms:

(i)	The Company Options shall have an exercise price of $0.05 USD per share;

(ii)
The Company  Options shall be exercisable at any time and from time to time from the vesting date thereof to the 5th anniversary of such vesting date, either in whole or in part.  No Company Options may be exercised unless such Company Options have vested.

(iii)
The Company Options shall vest on the later of January 1, 2015 and the date upon which the following conditions have been satisfied.  The date upon which the following conditions have been satisfied shall be determined by the board of directors of the Company, acting reasonably and in good faith.

Aggregate Number of Company Options to Vest	Vesting Date
2,500,000	Upon the design and commencement of the First Clinical Trial.
2,500,000
Upon the completion of the First Clinical Trial and the delivery to the Company of a final white paper authored by the trial researchers for the First Clinical Trial discussing the results of the First Clinical Trial.

2,500,000	Upon the design and commencement of the Second Clinical Trial.
2,500,000
Upon the completion of the Second Clinical Trial and the delivery to the Company of a final white paper authored by the trial researchers for the Second Clinical Trial discussing the results of the Second Clinical Trial.

5,000,000	Upon the design and commencement of the Third Clinical Trial.
5,000,000
Upon the completion of the Third Clinical Trial and the delivery to the Company of a final white paper authored by the trial researchers for the Third Clinical Trial discussing the results of the Third Clinical Trial.

20,000,000	Total

The “First Clinical Trial” means a clinical trial conducted on human subjects designed to test (1) the efficacy of the Technology in accelerating the healing process for diabetic wounds; (2) defining a treatment protocol for use of the Technology in treating diabetic wounds; and (3) identifying the costs and benefits associated with using the Technology to treat diabetic wounds.

The “Second Clinical Trial” means a clinical trial conducted on human subjects designed to test (1) the efficacy of the Technology in treating diabetic neuropathy; (2) defining a treatment protocol for use of the Technology in treating diabetic neuropathy; and (3) identifying the costs and benefits associated with using the Technology to treat diabetic neuropathy.

The “Third Clinical Trial” means a clinical trial conducted on human subjects designed to test (1) the efficacy of the Technology in controlling and managing high blood pressure in diabetics; (2) defining a treatment protocol for use of the Technology in controlling and managing high blood pressure in diabetics; and (3) identifying the costs and benefits associated with using the Technology for the control and management of high blood pressure in diabetics.

The First Clinical Trial, Second Clinical Trial and Third Clinical Trial will each be conducted (i) in the United States of America or Canada; (ii) in compliance with all applicable laws, regulations and best practices guidelines; and (iii) by clinical researchers approved by resolution of the Company’s board of directors.

6.	The Vendors shall:

(a)
Prior to the payment of the Cash Consideration, provide the Company with written directions executed by each of the Vendors instructing the Company as to which of the Vendors the Cash Consideration shall be paid to.

(b)
On or prior to the Closing Date, provide the Company with written directions executed by each of the Vendors instructing the Company as to the allocation of the Company Options amongst each of Ms. Arnett and Mr. Hargreaves.

Conditions of Closing

7.
The obligation of the Vendors to complete the transactions contemplated in this Letter Agreement or the Formal Agreements, as the case may be, shall be subject to the condition precedent that, prior to Closing, Mario Grigorio (the “Principal Shareholder”), the registered holder of 10,000,000 shares of the Company’s common stock (the “Principal Shares”) shall sell to the Vendors the Principal Shares at a price of $0.001 per share.

8.	The obligation of the Company to complete the transactions contemplated in this Letter Agreement or the Formal Agreements, as the case may be, shall be subject to the following conditions precedent:

(a)
The Company shall have completed its due diligence investigations on the Vendors, the Technology, and such other matters as it, in its sole discretion, deems relevant, and such investigations shall not have disclosed any matter that the Company, in its sole discretion, considers to be adverse to the completion of the transactions contemplated herein and therein.

(b)
The Vendor shall have delivered to the Company all third party consents required to be obtained in order to grant the License of the License Rights to the Company as described in this Letter Agreement.

(c)	Jean Arnett and Brad Hargreaves shall have transferred and assigned to XC Velle all of their respective rights, title and interests in and to the Technology to XC Velle.

(d)
XC Velle shall, as of the Closing Date, be the legal and beneficial owner of the Technology free and clear of all liens, charges, encumbrances and security interests, with good and marketable title thereto, and XC Velle shall have the right, power and authority to grant the License of the License Rights to the Company.

Additional Matters

9.
On Closing, the Company’s board of directors shall consist of 4 directors, and the Company shall appoint or cause to be appointed the following persons as directors and executive officers of the Corporation as follows:

Name	Position(s)
Jean Arnett	Director and President
Brad Hargreaves	Director and Chief Technical Officer

10.
The closing of the transactions contemplated in this Letter Agreement (the “Closing”) shall take place at such place and time, and on such date, as may be agreed to by the parties hereto, provided, however, that such date shall be no later than October 30, 2014, unless mutually agreed to by each of the parties hereto.  If the Closing does not occur on or before October 30, 2014 or such later date as may be mutually agreed upon by each of the parties hereto, this Letter Agreement shall automatically be terminated and of no further force and effect.

11.
Upon Closing, XC Velle shall provide the Company with a right of first refusal such that, if at any time during the License Term, XC Velle receives a bona fide offer (a “Third Party Offer”) for the sale of all or any portion of its right, title and interest in and to the Technology (the “Subject Interest”) from a bona fide third party (a “Third Party Purchaser”), XC Velle shall give to the Company the right to purchase such Subject Interest at the same price and on the same terms as offered to XC Velle (the “Right of First Refusal”).  Upon receipt of any Third Party Offer, XC Velle shall deliver to the Company written notice (the “ROFR Notice”) of the Third Party Offer, which ROFR Notice shall include: (i)  a copy of any form of agreement proposed to be executed in connection with the proposed sale of the Subject Interest to such third party purchaser; (ii) a description, in reasonable detail, of the Subject Interest that such third party purchaser proposes to purchase, the identity of such third party purchaser together with a description of any material relationship between such third party purchaser and XC Velle, the proposed date, time and location of closing such sale of the Subject Interest to such Third Party Purchaser, and the consideration to be paid by such Third Party Purchaser for the Subject Interest.  Upon receipt of a ROFR Notice, the Company shall have the right, exercisable by delivery of written notice thereof to XC Velle (an “Acceptance Notice”), for a period of 30 business days, to purchase the Subject Interest upon the terms and conditions specified in the ROFR Notice.  The Company shall complete the purchase of the Subject Interest as set out in the Acceptance Notice no later than 10 business days after delivery of the Acceptance Notice to XC Velle.  If the Company fails to deliver an Acceptance Notice to XC Velle, or fails to complete the purchase of the Subject Interest, within the time frames set forth above, XC Velle shall have the right to complete the sale of the Subject Interest to such Third Party Purchaser for a period of 60 business days following the expiration of the time periods set forth above at the same price and on the same terms and conditions as set forth in the ROFR Notice.  If XC Velle has not sold the Subject Interest to such Third Party Purchaser within such 60 business day period, the Right of First Refusal provided by this Section shall be deemed revived and XC Velle shall not thereafter sell or transfer any portion of the Technology without first complying with this Section.

12.	The Company shall reimburse the Vendors for the reasonable fees and disbursements of the Vendors’ legal counsel (the “Expenses”) in connection with the transactions contemplated herein.

13.
Until such time as this Letter Agreement or the Formal Agreements, as applicable, are terminated pursuant to the terms set out herein and therein, the Vendors will not directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or otherwise consider the merits of any inquiries or proposals from any person or entity other than the Company relating to any transaction involving the Technology.  The Vendors agree to promptly notify the Company if any of them receives an unsolicited offer for any such transaction or obtains any information that such an offer is reasonably likely to be made, which notice shall include the identity of the prospective offeror and the proposed consideration to be paid and terms of the prospective offer, in so far as such information is known to the Vendors.

14.
Effective September 1, 2014, the Company will engage Jean Arnett and Brad Hargreaves as independent consultants to advise and assist the Company in the development of its business.  In consideration for the consulting services to be provided, the Company will pay to Ms. Arnett a consulting fee of $12,500 CAD per month, and will pay to Mr. Hargreaves a consulting fee of $10,000 CAD per month.  Any of Ms. Arnett, Mr. Hargreaves or the Company may terminate this consulting arrangement upon providing the other with 30 days advanced written notice.

15.
In the performance of this Letter Agreement the Vendors and the Company may each have access to material non-public information owned by the other (“Confidential Information”).  Each of the parties hereto agree to keep all such Confidential Information confidential in accordance with reasonable industry practices and shall only make such information available to its employees, agents, consultants and advisors as may be necessary to complete the transactions contemplated in this Letter Agreement.  Each of the parties further agree not to use any Confidential Information of any other party for any purpose other than the pursuit of the transactions contemplated herein.  Notwithstanding the forgoing, the Company shall be permitted to disclose Confidential Information to prospective investors of the Company provided that the Company takes reasonable precautions to prevent the unauthorized use or disclosure of any Confidential Information by such prospective investors.  Confidential Information shall not include any information that was known by the other party prior to its disclosure or is or becomes public knowledge through no fault of the receiving party, or is rightfully received by the receiving party from a source other than a party to this Agreement.

16.
The provisions of this Letter Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia and the parties hereto agree to submit to the jurisdiction of the courts of the Province of British Columbia with respect to any legal proceeding arising herefrom.

17.	Time shall be of the essence of this Letter Agreement.

18.
The Company acknowledges and agrees that O’Neill Law Corporation has acted solely for the Vendors in connection with the preparation, negotiation and execution of this Letter Agreement, and that the Company has been advised to obtain the advice of independent legal counsel, and that the Company has had full opportunity to obtain the advice of such independent legal counsel, prior to entering into this Letter Agreement.

19.	This Letter Agreement may be signed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

If this Letter Agreement correctly sets forth our agreement regarding the transactions described herein, please confirm your agreement to the forgoing by signing and returning a copy of this Letter Agreement to the Company.

Yours truly,

Sports Asylum Inc.
Per: /s/ Frank McEnulty
Frank McEnulty, CEO Sports Asylum Inc.

ACCEPTED AND AGREED TO THIS 29TH DAY OF AUGUST 2014:

 /s/Jean Arnett
______________________________
JEAN ARNETT

/s/ Brad Hargreaves
______________________________
BRAD HARGREAVES

XC VELLE INSTITUTE INC.
by its authorized signatory

/s/  Brad Hargreaves
______________________________
Brad Hargreaves
President